Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

CHESAPEAKE LODGING TRUST ANNOUNCES AGREEMENT

TO SELL NEW YORK HOTELS

ARLINGTON, VA, July 25, 2019 – Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has entered into an agreement to sell the 122-room Hyatt Herald Square New York and the 185-room Hyatt Place New York Midtown South, both located in New York, New York, for an aggregate sale price of $138.0 million, or approximately $450,000 per key, subject to customary pro-rations at closing. The proposed sale by the Trust of these New York hotels is anticipated to occur in mid-to-late September 2019 prior to completion of the Trust’s proposed merger with Park Hotels & Resorts Inc. (“Park”).

The proposed merger remains subject to receipt of the required approval of the Trust’s shareholders and completion of other customary closing requirements and conditions. A special meeting of the Trust’s shareholders to consider and vote upon the proposed merger has been scheduled for September 10, 2019.

The Trust acquired the Hyatt Herald Square New York in December 2011 for $52.0 million, or $428,000 per key, and the Hyatt Place New York Midtown South in March 2013 for $76.2 million, or $412,000 per key. The $138.0 million aggregate sale price represents a 5.9% trailing twelve month NOI cap rate.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 20 hotels with an aggregate of 6,288 rooms in eight states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the potential transaction between Park and the Trust, including statements regarding the expected timetable for completing the pending merger and New York hotel sales. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “intend,” “estimate,” “aim,” “target,” “predict,” “project,” “seek,” “would,” “could,” “continue,” “possible,” “potential” and similar expressions. All such forward-looking statements are based on current expectations of management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include the ability to obtain the requisite approval of the Trust’s shareholders; uncertainties as to the timing to consummate the potential merger and sales of the New York hotels; the risk that a condition to closing the potential merger or sales of the New York hotels may not be satisfied; and the effects of industry, market, economic, political or regulatory conditions outside of Park’s or the Trust’s control. Other factors are described in Park’s and the Trust’s respective filings with the SEC, including Park’s and the Trust’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Trust assumes no obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication relates to the proposed transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of May 5, 2019, by and among Park, the Trust and the other entities party thereto. In connection with the proposed transaction, Park has filed with the SEC a registration statement on Form S-4 (which registration statement has not yet been declared effective) that includes a preliminary proxy statement of the Trust and a preliminary prospectus of Park. Park and the Trust also plan to file other relevant documents with the SEC regarding the proposed transaction. A definitive proxy statement/prospectus will be sent to the Trust’s shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain a free copy of the definitive proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Park and the Trust with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Park with the SEC will be available free of charge on Park’s website at http://www.pkhotelsandresorts.com or by contacting Park’s Investor Relations at (571) 302-5591. Copies of the documents filed by the Trust with the SEC will be available free of charge on the Trust’s website at http://www.chesapeakelodgingtrust.com or by contacting the Trust at (571) 349-9452.

The Trust and its trustees and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about trustees and executive officers of the Trust is available in its definitive proxy statement filed with the SEC on April 30, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in Park’s registration statement on Form

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

S-4 and will be contained in the definitive proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed transaction when they become available. Investors may obtain free copies of these documents from Park or the Trust using the sources indicated above.

This communication and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.